Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Tel: (631) 547-6520

Allion Healthcare Reports 50% Increase in Second Quarter
Earnings per Diluted Share of $0.06

Second Quarter Net Sales Grow 20% to $62.3 Million
Announces Plans to Open Satellite Pharmacies in Chicago and New Jersey

MELVILLE, N.Y., August 8, 2007 – Allion Healthcare, Inc. (NASDAQ: ALLI), a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients, today announced financial results for the three months and six months ended June 30, 2007.

Second Quarter 2007 Highlights:

✓	Growth of 19.8% in net sales to $62.3 million.

✓	Net income of $973,000, or $0.06 per diluted share, for the second quarter of 2007, as compared with $662,000, or $0.04 per diluted share, for the second quarter last year.

✓
EBITDA of $2.3 million for the second quarter of 2007, an increase of 57.3% from $1.5 million for the second quarter of 2006.  An explanation and reconciliation of net income under GAAP to EBITDA is provided below.

✓	An 11.3% increase in prescriptions to over 245,000 for the second quarter 2007 (as compared to the second quarter last year), with a total of 15,706 patients serviced in the month of June 2007.

Other Highlights:

✓	Plans to open satellite pharmacy locations in Chicago, IL, and New Jersey.

Second Quarter 2007 Financial Results

Net sales increased 19.8% to $62.3 million for the second quarter of 2007 from $52.0 million for the second quarter of 2006.  Allion’s gross profit was $8.9 million, or 14.3% of net sales, for the second quarter of 2007, compared with $7.3 million, or 14.1% of net sales, for the second quarter last year.

Selling, general and administrative expenses were $7.4 million, or 11.9% of net sales, for the second quarter of 2007 compared with $6.8 million, or 13.0% of net sales, for the second quarter of 2006.  Net income for the second quarter of 2007 was $973,000, or $0.06 per diluted share, as compared to $662,000, or $0.04 per diluted share, for the second quarter 2006.

“Allion’s financial results for the second quarter exceeded our expectations,” remarked Michael Moran, Chairman, President and Chief Executive Officer of Allion Healthcare. “In addition to better than expected organic growth, our gross margin continued to hold steady at 14.3%, the fourth consecutive quarter at this level and up from 14.1% for the second quarter of 2006.  We also have been pleased with the continued leverage of SG&A expenses produced by our sales growth and our continuing focus on expense control.

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    ALLI Reports Second Quarter Results

    August 8, 2007

"Our Oakland, CA pharmacy is expected to be fully operational in September.  The preliminary response from our Oakland patients and referral sources is encouraging, and we believe that the Oakland pharmacy will serve as a viable model as we continue to supplement our plan for organic growth through low cost entry into new markets.

“Consistent with this model and with the support of local and state government officials, we today are announcing plans to open satellite pharmacies in New Jersey and Chicago, IL.  We expect these locations to be operational by year end, subject to our receipt of licensing and regulatory approval.  These plans reflect the growing awareness in communities across the country of the compelling need to address the care of the urban poor living with HIV/AIDS, and Allion’s continuing emergence as a demonstrated solution.  We expect the success of our satellite program will encourage ongoing discussions with officials in other select cities.

“We also expect further growth from our sales efforts within markets served by our existing pharmacy network, as well as from initiatives to expand the number of patients using the Oris electronic prescription writing system.  For the second quarter of 2007, we added 96 Oris patients subject to earn-out payments to the previous owners of Oris. At the end of the second quarter of 2007, a total of 629 Oris patients were subject to earn-out payments.”

Guidance

The Company today provided financial guidance for the third quarter of 2007.  This guidance assumes a 41% tax rate and does not include any future acquisitions.

Three Months Ending
September 30, 2007
(Guidance)

Net sales (millions)                                                           $62.0 – 63.0
Earnings per diluted share                                                         $ 0.06

Operating Data

The following table sets forth the net sales and operating data for each of Allion’s distribution regions for the three months ended June 30, 2007 and 2006 (dollars in thousands):

	Three Months Ended June 30,
	2007			2006
Distribution Region	Net Sales	Prescriptions	Patient Months(1)	Net Sales	Prescriptions	Patient Months(1)
California	$40,504	162,339	34,601	$35,510	155,294	32,307
New York	$20,108	74,760	11,271	$14,988	57,304	9,213
Florida	$590	2,550	386	$482	2,649	361
Seattle	$1,084	5,601	995	$992	5,206	906
Total	$62,286	245,250	47,253	$51,972	220,453	42,787

(1)Patient months represent a count of the number of months during a period that a patient received at least one prescription. If an individual patient received multiple medications during each month for a quarterly period, a count of three would be included in patient months irrespective of the number of prescriptions filled each month.

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     ALLI Reports Second Quarter Results

     August 8, 2007

Summary

Mr. Moran concluded, “Allion’s focus on organic growth is supported by the critical mass of patients we have developed over the last several years and the technological and operating infrastructure we have developed to serve them.  Our strong financial position and our ability to leverage this infrastructure through further growth positions us well to pursue the opportunities we see in both our existing and new markets.  Because of our proven business model and our ability to improve the health outcomes and reduce the costs of caring for urban HIV/AIDS patients, we remain confident of Allion’s long-term growth prospects.”

Conference Call Information

A conference will be held at 5:00 p.m. EDT; 2:00 p.m. PST on August 8, 2007.  To join the call, please dial (913) 981-4911 from the U.S. or abroad.  The call will also be webcast on Allion’s website at www.allionhealthcare.com.  To join the webcast, please go to the web site at least 15 minutes prior to the start of the conference call to register, download, and install any necessary audio software. An audio replay of the call will be available from 8:00 p.m. EDT on Wednesday, August 8, 2007 through August 15, 2007 by dialing (719) 457-0820 from the U.S. or abroad and entering confirmation code 9789734.  The audio webcast will also be available on the Company's website for one year.

About Allion Healthcare, Inc.

Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy.  Allion offers nationwide pharmacy care from its pharmacies in California, New York, Washington, and Florida. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors to improve clinical outcomes and reduce treatment costs.

Safe Harbor Statement

Certain statements included in this press release that are not historical facts are forward-looking statements, such as comments by our CEO and statements about our future growth and increased stockholder value, acquisitions, expansion into new markets, opening of new pharmacies, and guidance regarding our possible future financial performance.  Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include those set forth in Item 1A. Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and also include, but are not limited to, competitive pressures and our ability to compete successfully, demand for our products and services, changes in reimbursement and other changes in customer mix, changes in third party reimbursement rates or our qualification for preferred reimbursement rates in California and New York, changes in government regulations or the interpretation of these regulations, our ability to manage growth successfully, our ability to effectively market our services, receipt of licensing and regulatory approvals, and our ability to successfully identify and integrate acquisitions, any or all of which could cause actual results to differ from those in the forward-looking statements. Except to the extent required by applicable securities laws, we are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements, whether as a result of new information, future events, or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Contact:

Allion Healthcare, Inc.	Corporate Communications Inc.
Steve Maggio, Interim Chief Financial Officer	Scott Brittain
(631) 870-5106	(615) 254-3376
scott.brittain@cci-ir.com

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     ALLI Reports Second Quarter Results

     August 8, 2007

ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	At June 30, 2007 (UNAUDITED)	At December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$17,814	$17,062
Short term investments	7,302	6,450
Accounts receivable (net of allowance for doubtful accounts of $299 in 2007 and $425 in 2006)	18,968	18,297
Inventories	8,230	5,037
Prepaid expenses and other current assets	485	634
Deferred tax asset	479	402
Total current assets	53,278	47,882

Property and equipment, net	797	890
Goodwill	41,893	42,067
Intangible assets, net	28,711	30,683
Other assets	80	81
Total assets	$124,759	$121,603

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$14,754	$16,339
Accrued expenses	4,595	1,262
Notes payable-subordinated	—	700
Current portion of capital lease obligations	46	46
Total current liabilities	19,395	18,347

Long Term Liabilities:
Capital lease obligations	24	47
Deferred tax liability	1,973	1,343
Other	52	59
Total liabilities	21,444	19,796

Commitments & Contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value, shares authorized 20,000; issued and outstanding –0- at June 30, 2007 and December 31, 2006	—	—
Common stock, $.001 par value; shares authorized 80,000; issued and outstanding 16,204 at June 30, 2007 and December 31, 2006.	16	16
Additional paid-in capital	111,890	111,549
Accumulated deficit	(8,589)	(9,747)
Accumulated other comprehensive loss	(2)	(11)
Total stockholders’ equity	103,315	101,807

Total liabilities and stockholders’ equity	$124,759	$121,603

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       ALLI Reports Second Quarter Results

       August 8, 2007

ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands except per share data)	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$62,286	$51,972	$121,253	$93,257
Cost of goods sold	53,405	44,665	103,944	79,296
Gross profit	8,881	7,307	17,309	13,961
Operating expenses:
Selling, general and administrative expenses	7,402	6,753	15,092	12,554
Impairment of long-lived asset	—	—	599	—
Operating income	1,479	554	1,618	1,407
Interest income	176	367	342	778
Income from operations before taxes	1,655	921	1,960	2,185
Provision for taxes	682	259	802	390
Net income	$973	$662	$1,158	$1,795

Basic earnings per common share	$0.06	$0.04	$0.07	$0.11
Diluted earnings per common share	$0.06	$0.04	$0.07	$0.11

Basic weighted average of common shares outstanding	16,204	16,190	16,204	15,694
Diluted weighted average of common shares outstanding	16,976	17,236	16,990	16,918

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      ALLI Reports Second Quarter Results

      August 8, 2007

ALLION HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)	Six months ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,158	$1,795
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,829	1,673
Impairment of long-lived asset	599	—
Deferred rent	(7)	30
Provision for doubtful accounts	325	218
Amortization of debt discount on acquisition notes	—	9
Non-cash stock compensation expense	186	81
Deferred income taxes	554	175
Changes in operating assets and liabilities:
Accounts receivable	(996)	(4,747)
Inventories	(3,194)	(457)
Prepaid expenses and other assets	151	(528)
Accounts payable and accrued expenses	1,873	420
Net cash provided by (used in) operating activities:	2,478	(1,331)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(111)	(389)
Purchases of short term securities	(38,993)	(53,646)
Sales of short term securities	38,150	75,172
Payments for acquisition of North American	—	(17)
Payments for acquisition of Specialty Pharmacy	—	(9)
Payments for acquisition of Oris Medical’s Assets	(203)	(316)
Payments for acquisition of Priority’s Assets	—	(1,387)
Payments for acquisition of Maiman’s Assets	—	(5,779)
Payments for acquisition of H&H’s Assets	—	(4,251)
Payments for acquisition of Whittier’s Assets	(1)	(15,729)
Net cash used in investing activities	(1,158)	(6,351)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from secondary public offering	—	28,852
Proceeds from exercise of employee stock options and warrants	—	2,150
Tax benefit realized from non-cash compensation related to employee stock options	155	215
Repayment of notes payable and capital leases	(723)	(738)
Net cash (used in) provided by financing activities	(568)	30,479

NET INCREASE IN CASH AND CASH EQUIVALENTS	752	22,797

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	17,062	3,845

CASH AND CASH EQUIVALENTS, END OF PERIOD	$17,814	$26,642

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     ALLI Reports Second Quarter Results

     August 8, 2007

ALLION HEALTHCARE, INC.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA (excluding Impairment of long-lived asset and retroactive premium reimbursement) (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$973	$662	$1,158	$1,795
Provision for taxes	682	259	802	390
Interest income	(176)	(367)	(342)	(778)
Depreciation and amortization	864	936	1,829	1,673
EBITDA	$2,343	$1,490	$3,447	$3,080
Impairment of long-lived asset	—	—	599	—
Retroactive Premium Reimbursement	—	—	—	(858)
Adjusted EBITDA	$2,343	$1,490	$4,046	$2,222

EBITDA refers to net income before interest, income tax expense, and depreciation and amortization. Allion considers EBITDA to be a good indication of the Company’s ability to generate cash flow in order to liquidate liabilities and reinvest in the Company.  Adjusted EBITDA excludes the effect of non-recurring items, specifically the non-cash impairment expense and retroactive premium reimbursement.  EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.

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